UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Axesstel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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AXESSTEL, INC.

6815 Flanders Drive, Suite 210

San Diego, California 92121

858-625-2100

www.axesstel.com

May 1, 2008

Dear Fellow Stockholder:

We are pleased to invite you to attend our 2008 Annual Meeting of Stockholders to be held on Thursday, June 5, 2008 at our offices located at 6815 Flanders Drive, Suite 210, San Diego, California 92121, beginning at 10:00 a.m., local time.

Enclosed are the notice of annual meeting of stockholders and the proxy statement describing the business that will be acted upon at the annual meeting. Please vote on the business to come before the meeting, as it is important that your shares are represented. Instructions on the proxy card explain how you may vote on the Internet or by returning your proxy card by mail. If you decide to attend the meeting, you may, of course, revoke your proxy and cast your vote in person.

Whether or not you plan to attend the meeting, please vote on the Internet or complete, sign, date and return the enclosed proxy card in the envelope provided.

We have also enclosed a copy of our Annual Report on Form 10-K. We encourage you to read our Annual Report, which includes information on our products, operations and markets, as well as our audited financial statements for the fiscal year ended December 31, 2007.

We look forward to seeing you at the meeting.

Sincerely,

H. Clark Hickock Chief Executive Officer

San Diego, California

AXESSTEL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 5, 2008

TO THE STOCKHOLDERS OF AXESSTEL, INC.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Axesstel, Inc., a Nevada corporation, will be held on June 5, 2008 at 10:00 a.m. local time, at our offices located at 6815 Flanders Drive, Suite 210, San Diego, California 92121. At the annual meeting you will be asked to:

1. Elect five directors to hold office until our next annual meeting of stockholders and until their respective successors have been elected and qualified.

2. Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the accompanying proxy statement.

Our board of directors has fixed the close of business on April 24, 2008, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Patrick Gray Chief Financial Officer and Secretary

San Diego, California

May 1, 2008

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. YOU MAY VOTE BY USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, OR BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

AXESSTEL, INC.

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS JUNE 5, 2008

ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the annual meeting?

A:	At the annual meeting, our stockholders will vote to: elect five directors to serve until our next annual meeting and until their successors are elected. Our stockholders will also vote on any other business to properly come before the meeting.

Q:	Who is entitled to vote at the annual meeting?

A:	Only stockholders of record at the close of business on April 24, 2008, the record date for the annual meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting.

Q:	What are the voting rights of the holders of common stock?

A:	Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.

Q:	How is a quorum determined?

A:	Holders of a majority of the outstanding shares of our common stock entitled to vote must be present, in person or by proxy, at the annual meeting to achieve the required quorum for the transaction of business. As of the record date, 23,228,982 shares of common stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of common stock representing at least 11,614,491 votes will be required to establish a quorum.

All votes will be tabulated by the inspector of elections appointed for the annual meeting. The inspector will separately count affirmative and negative votes, abstentions and broker non-votes. Proxies that are received but marked as abstentions (or refusals to vote) and broker non-votes (votes from shares held of record in “street name” as to which the beneficial owners have not provided voting instructions) will be included in the calculation of the number of votes considered to be present at the annual meeting. If a quorum is not achieved, holders of the votes present, in person or by proxy, may adjourn the annual meeting to another date.

Q:	How do I vote?

A:	If you complete and sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the annual meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the annual meeting will need to obtain a proxy form from the institution that holds their shares. You may also vote on the Internet as explained on the enclosed proxy card.

Q:	Can I revoke my proxy later?

A:	Yes. You have the right to revoke your proxy at any time before the annual meeting by:

(1)	filing a written notice of revocation with our Corporate Secretary at our principal office (6815 Flanders Drive, Suite 210, San Diego, CA 92121);

(2)	filing a properly executed proxy bearing a later date with our Corporate Secretary at our principal office (see address immediately above); or

(3)	attending the annual meeting and voting in person (attendance at the annual meeting will not, by itself, revoke your proxy); however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain from the record holder a proxy issued in your name.

Q:	How does the board of directors recommend I vote on the proposal?

A:	Our board of directors recommends a vote FOR each of the five nominees for director set forth in this proxy statement.

Q:	What is required to approve the proposal?

A:	Directors are elected by a plurality of the votes cast by holders of shares entitled to vote. This means that the individuals who receive the largest number of votes are selected as directors up to the maximum number of directors to be elected.

Q:	What happens if I abstain from voting or my broker submits a non-vote?

A:	We will count proxies marked “abstain” as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, the shares represented by these proxies will not be treated as affirmative votes. In other words, abstentions are treated as votes cast against the proposal. While broker non-votes are similarly counted as shares present for the purpose of determining the presence of a quorum, the shares represented by these proxies are generally not counted for any purpose in determining whether a proposal has been approved.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote FOR each of the director nominees named in this proxy statement.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be conducted at the annual meeting other than the proposal discussed in this proxy statement, if any other business comes before the annual meeting, your signed proxy card gives authority to the proxy holders, Clark Hickock and Patrick Gray, to vote on those matters at their discretion.

Q:	Who will bear the costs of this solicitation?

A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.

Q:	How can I find out the results of the voting at the annual meeting?

A:	Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008.

Q:	When are stockholder proposals due for next year’s annual meeting?

A:	The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our next annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission, or SEC, is February 5, 2009. You should also review our bylaws, which contain additional requirements about advance notice of stockholder proposals, and the section, “Director Nominees,” in this proxy statement.

ADDITIONAL INFORMATION

Our annual report on Form 10-K for the fiscal year ended December 31, 2007 accompanies this proxy statement but does not constitute a part of the proxy soliciting material. A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2007, including financial statements but without exhibits, is available without charge to any person whose vote is solicited by this proxy upon written request to our Corporate Secretary at our principal office (6815 Flanders Drive, Suite 210, San Diego, CA 92121). Copies also may also be obtained through the SEC’s web site at www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of five directors. Directors are elected at each annual meeting of stockholders and, if elected, hold office until the next annual meeting of stockholders and until their successors have been elected and qualified, subject to any such director’s earlier resignation or removal.

VOTE REQUIRED

Directors are elected by a plurality of the votes present in person and represented by proxy and entitled to vote at a meeting at which a quorum is present. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees for director named above. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present, the nominees director receiving the highest number of votes will be elected as directors. Abstentions will have no effect on the vote. Broker non-votes are not expected to result from the vote on this proposal. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our board of directors may propose. Each person nominated for election has agreed to serve if elected, and our board of directors has no reason to believe that any nominee will be unable to serve.

DIRECTOR NOMINEES

Based on the recommendation of the Nominating and Governance Committee of our board of directors, our board of directors has nominated the five individuals set forth below for election. If elected, the nominees will serve as directors until the annual stockholders meeting in 2009 and until their successors are elected and qualified subject to earlier resignation or removal. Each of Messrs. Min, Bhagat, Hautanen and Yang served on our board of directors during the past fiscal year. Mr. Hickock was appointed to our board of directors on March 13, 2008.

Name	Age	Position(s) with Axesstel, Inc.	Director Since
Bryan B. Min	44	Chairman and Director	2005
Jai Bhagat	61	Vice Chairman and Director	2003
Osmo A. Hautanen	52	Director	2005
H. Clark Hickock	52	Director and Chief Executive Officer	2008
Dr. Seung Taik Yang	66	Director	2003

Bryan B. Min. Bryan B. Min has been a member of our board of directors since November 2005 and has served as chairman since May 2006. Since founding Epsilon Systems Solutions, Inc. in 1998, Mr. Min has served as Epsilon’s president and chief executive officer. He is a certified nuclear engineer, served active duty in the U.S. nuclear submarine force from 1986 to 1992 and continues to serve the U.S. as a naval reserve officer. Mr. Min currently serves on the Board of the San Diego Convention Center Corporation. He is also a member of the Board of Councilors for the Viterbi School of Engineering at the University of Southern California and is a Founder and the Chairman of the Advisory Board of San Diego State University’s Korean Studies Program. He holds a Bachelor of Science from the University of Southern California and a Master of Science from Virginia Polytechnic and State University. Additionally, he is a graduate of the Owner/President’s Management Program at Harvard Business School and has completed business executive courses at the Wharton School of Business and the Defense Systems Management College.

Jai Bhagat. Mr. Bhagat has been a member of our board of directors since August 2003. From March 2005 to September 2005, Mr. Bhagat served as Executive Chairman of US Wireless Online, Inc. (OTCBB: UWRL). US Wireless Online owns and operates one of the nation’s largest wireless internet broadband networks operating in seven states and providing broadband services and solutions. Mr. Bhagat founded Air2lan, Inc. in 2000 and merged the company with US Wireless Online in March 2005. Previously, he was a co-founder of SkyTel

Communications, Inc., where he served as Vice Chairman and CEO prior to SkyTel’s merger with MCI. Mr. Bhagat also served as Chairman of the License Exempt sector of the Wireless Communications Association International (WCA) trade association, which represents the broadband wireless industry. He has served as Chairman and a board member of both the Personal Communications Industry Association (PCIA) and American Mobile Satellite Corporate (now Motient). He currently serves on the board of directors of Elandia, Inc. and has served on the boards of several wireless communications based companies such as Smart Synch, Inc. as Chairman of the board, MeshNetworks, Inc., and J P Mobile, Inc. Mr. Bhagat holds an M.S. in Electrical Engineering from Howard University, a B.S. in Electrical Engineering from BITS Pilani in India, and has completed coursework in the Executive Management program at Stanford University.

Osmo A. Hautanen has been a member of our board of directors since November 2005. Mr. Hautanen has served as Chief Executive Officer of Magnolia Broadband, Inc., a fabless semiconductor-design company for the cellular communications industry, since 2004. From 2002 to 2003, he served as Chief Executive Officer of Fenix LLC, the holding company for Union Pacific Corporation’s extensive portfolio of technology assets. From 2000 to 2001, Mr. Hautanen was President of Americas for Philips Consumer Communications group. He is currently a member of the board of directors of Datrek Miller International, Inc. (OTC BB: DMLL.OB), a supplier of products and services to the golf industry. Mr. Hautanen holds a Bachelor of Science in Control Engineering from Technical College of Varkaus (Finland), as well as an MBA in international business from Georgia State University. He is fluent in Finnish, German and English.

H. Clark Hickock was appointed to our board of directors and appointed as our chief executive officer on March 13, 2008. Mr. Hickock previously, since May 2005, served as our chief operating officer. From 2004 to 2005, Mr. Hickock was Executive Vice President (EVP) of Global Operations for Cherokee International Corporation, responsible for operations and supply chain management in the U.S., Mexico, China and Europe. From 1994 to 2004, Mr. Hickock served as EVP of Global Operations for REMEC, Inc., where he managed an international team of over 4,000 in the manufacturing services business unit, new product introduction, and supply chain. From 1978 to 1994, Mr. Hickock was Director of Materials of E-systems Inc., an aerospace and defense division of Raytheon Company, where he managed the material and subcontract department. Mr. Hickock holds a B.A. from the University of Texas.

Seung Taik Yang, Ph.D. has been a member of our board of directors since August 2003. Dr. Yang is currently the President of Tongmyong University of Information Technology in Busan, South Korea, a position he has held since 2003. From 2001 to 2002, he served as the Minister of Information and Communications for the Republic of Korea. Prior to serving as the Minister of Information and Communications, Dr. Yang was a chair professor at Kwangwoon University and at the Information and Communications University. Dr. Yang holds a Ph.D. in Electrical Engineering from the Polytechnic Institute of Brooklyn, an M.S. in Electrical Engineering from Virginia Polytechnic Institute and a B.S. in Electrical Engineering from Seoul National University in South Korea.

There are no family relationships among any of our executive officers and directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOREGOING NOMINEES TO OUR BOARD OF DIRECTORS.

* * * * *

BOARD AND COMMITTEE MATTERS AND CORPORATE GOVERNANCE MATTERS

BOARD STRUCTURE AND MEETINGS

During our fiscal year ended December 31, 2007, our board of directors held 10 meetings. During this period, all of the incumbent directors attended or participated in more than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings held by all committees of our board of directors on which each such director served, during the period for which each such director served.

Our board of directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each of these committees has a written charter approved by our board of directors. The charters, which have previously been filed with the SEC, can be viewed by visiting our website at www.axesstel.com and clicking on “Investor Relations” and then on “Corporate Governance.” The members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating & Governance Committee
Jai Bhagat	CHAIR	•

Bryan B. Min	•	CHAIR	•

Osmo A. Hautanen	•	•	CHAIR

H. Clark Hickock

Dr. Seung Taik Yang			•

INFORMATION REGARDING COMMITTEES OF OUR BOARD OF DIRECTORS

Audit Committee

The Audit Committee, among other things:

•	oversees the accounting and financial reporting processes of our company and the audits of the financial statements of our company;

•	serves as an independent and objective party to monitor our company’s policies for internal control systems;

•	retains the independent auditors, reviews and appraises their independence, qualifications and performance, and approves the terms of engagement for audit service and non-audit services;

•	provides an open avenue of communication among the independent auditors, financial and senior management, and our board of directors; and

•	administers our whistleblower protection policy.

The audit committee held eight meetings during the last fiscal year.

See “Report of the Audit Committee” contained elsewhere in this proxy statement. Our board of directors has determined that Mr. Bhagat, the Audit Committee Chair, qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Each member of the Audit Committee is an independent director and meets each of the other requirements for audit committee members under applicable listing standards of the American Stock Exchange.

Compensation Committee

The Compensation Committee, among other things:

•	reviews and approves performance goals and objectives for executive officers, and recommends to our board of directors the compensation level of our executive officers;

•	reviews and makes recommendations to our board of directors with respect to our equity incentive plans;

•	administers and makes grants under our 2004 Equity Incentive Plan; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

This committee held six meetings during the last fiscal year.

See the “Report of the Compensation Committee” contained elsewhere in this proxy statement. The members of the Compensation Committee are all independent directors under applicable American Stock Exchange rules.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. No member of the Compensation Committee is a former officer of Axesstel.

Nominating and Governance Committee

The Nominating and Governance Committee, among other things:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate directors;

•	evaluates the performance of our board of directors and of individual directors;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our board of directors concerning corporate governance matters.

This committee held five meetings during the last fiscal year.

The members of the Nominating and Governance Committee are all independent directors under applicable American Stock Exchange rules.

BOARD MEMBER INDEPENDENCE

Our board of directors has affirmatively determined that, other than H. Clark Hickock, all of the members of our board of directors are “independent” under the criteria established by the American Stock Exchange for independent board members. In addition, our board of directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership. Mr. Hickock is not considered independent because he is currently our chief executive officer.

CORPORATE GOVERNANCE

Our policies and practices reflect corporate governance initiatives that are designed to be compliant with the listing standards of the American Stock Exchange and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	a majority of the members of our board of directors are independent of our company and our management;

•	all members of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are independent;

•	the independent members of our board of directors meet regularly without the presence of management;

•	we have a clear code of ethics that applies to our principal executive officers, our directors and all of our employees, and is monitored by the Audit Committee;

•	the charters of the committees of our board of directors clearly establish respective roles and responsibilities of each committee; and

•

we have a hotline available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters.

BOARD EFFECTIVENESS

It is important that our board of directors and its committees are performing effectively and in the best interests our company and our stockholders. Toward that end, our board of directors performs an annual self-assessment, led by the Chair of the Nominating and Governance Committee, to evaluate its effectiveness in fulfilling its obligations.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

Our directors are strongly encouraged to attend our annual meeting of stockholders. All of our directors attended our 2007 annual meeting of stockholders.

EXECUTIVE SESSIONS

Our independent directors meet in executive session without management present at least twice a year.

CODE OF ETHICS

Our board of directors adopted a “Code of Ethics for Directors, Officers and Employees” that applies to our directors and all employees, including our executive officers. Our code of ethics can be found on the Investor Relations section of our website at www.axesstel.com. In the event we make any amendments to, or grant any waivers of, a provision of our code of ethics that applies to our principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefor on a Form 8-K or on our next periodic report in accordance with SEC rules.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications.

The Nominating and Governance Committee believes that new candidates for director should be evaluated according to certain guidelines, including having the knowledge, capabilities, experience and contacts that complement those currently existing within our company; ability and qualifications to provide our management with an expanded opportunity to explore ideas, concepts and creative approaches to existing and future issues, and to guide management through the challenges and complexities of building a quality company; ability to meet contemporary public company board standards with respect to general governance; stewardship, depth of review, independence, financial certification, personal integrity and responsibility to stockholders; genuine desire and availability to participate actively in the development of our future; and an orientation toward maximizing stockholder value in realistic time frames. The Nominating and Governance Committee also considers such factors as ability to contribute strategically through relevant industry background and experience, on either the vendor or the end user side; strong current industry contacts; ability and willingness to introduce and open doors to executives of potential customers and partners; independence from our company and current members of our board of directors; and a recognizable name that would add credibility and value to our company and our stockholders. The committee may modify these guidelines from time to time.

Evaluating Nominees for Director.

The Nominating and Governance Committee reviews candidates for director nominees in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the committee currently considers, among other factors, diversity, age, skills, and such other factors as it deems appropriate given the current needs of our board of directors and our company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to our company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent, which determination is based upon applicable listing standards of the American Stock Exchange, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. The committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to our board of directors by majority vote. To date, neither the Nominating and Governance Committee nor any predecessor to the committee has paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, neither the Nominating and Governance Committee nor any predecessor to the committee has rejected a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Stockholder Nominations.

The Nominating and Governance Committee applies the same guidelines (described above) to stockholder nominees as applied to nominees from other sources. Any stockholder who wishes to recommend for the Nominating and Governance Committee’s consideration a prospective nominee to serve on our board of directors may do so by giving the candidate’s name and qualifications in writing to our Chairman of the Board at the following address: Axesstel, Inc., 6815 Flanders Drive, Suite 210, San Diego, California 92121.

COMMUNICATIONS WITH DIRECTORS

Our board of directors has adopted a formal process by which stockholders may communicate with our board of directors. Our board of directors recommends that stockholders initiate any communications with our board of directors in writing and send them in care of our Corporate Secretary by mail to our offices, 6815 Flanders Drive, Suite 210, San Diego, CA 92121. This centralized process will assist our board of directors in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended recipient should be noted in the communication. Our board of directors has instructed our Corporate Secretary to forward such correspondence only to the intended recipients; however, our board of directors has also instructed our Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his or her discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for our board’s consideration.

EXECUTIVE OFFICERS

Set forth below are the names and certain information about our current executive officers.

Name	Age	Position(s)	Officer Since
H. Clark Hickock*	52	Chief Executive Officer	2005
Patrick Gray	47	Chief Financial Officer and Secretary	2004
Stephen Sek	41	Chief Technology Officer	2006

*	Mr. Hickock was appointed as our chief executive officer effective on March 13, 2008. Previously, since April 2005, Mr. Hickock was our chief operating officer. Mr. Hickock succeeded Mr. Mike H.P. Kwon as our chief executive officer, an office Mr. Kwon held since November 20, 2007. Mr. Kwon succeeded Mr. Marvin Tseu as our executive officer, an office Mr. Tseu held since May 2006.

H. Clark Hickock was appointed as our chief executive officer on March 13, 2008. Please see his biography under “PROPOSAL 1—ELECTION OF DIRECTORS—Director Nominees,” above.

Patrick Gray joined us in March 2004 as vice president, controller. In 2005, he was promoted to senior vice president, corporate controller and in February 2007, he was named chief financial officer. From 1996 to 2004, Gray served in various finance and accounting positions at REMEC, Inc., a San Diego based designer and manufacturer of telecom equipment for the worldwide mobile communications market, including vice president, corporate controller and vice president, controller of global operations. At REMEC, Gray was responsible for the financial management of all domestic and international entities including China, Costa Rica, Mexico and the Philippines. He also participated in over twenty merger and acquisition transactions and multiple financings. Gray holds an M.B.A. from Pepperdine University and a B.S. in business administration with a concentration in accounting from California State University, Northridge.

Stephen Sek joined us in November 2006 as chief technology officer. Mr. Sek most recently served as the director of technology and standards at Novatel Wireless, a San Diego-based provider of wireless broadband access solutions for the worldwide mobile communications market. He was responsible for leading the office of the CTO, the patent committee, the company’s technology realization, and product introduction in all technologies to customers. At Novatel Wireless from August 2000 through October 2006, he also served as director, systems, test and accreditation engineering, general manager of Asia Pacific, and director of customer technical solutions and technologies. Responsibilities included heading the company-wide systems engineering, regulatory and industrial product accreditation, carriers’ product certification and releases for all technologies in all products and form factors. Mr. Sek holds a B.S. from Boston University and a M.S. in electrical engineering from the University of Southern California.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy. We compensate our executive offers through a mix of base salary, bonus and equity compensation. Our compensation policies are designed to be competitive with comparable employers and to align management’s incentives with both near term and long-term interests of our stockholders.

Prior to 2007, we used informal methods of benchmarking our executive compensation, based on the experience of our directors or in some cases third party studies of industry standards. Our executive employment agreements were negotiated on a case by case basis, with attention being given to the amount of compensation necessary to make a competitive offer and the relative compensation among our executive officers.

In February 2007, our Compensation Committee retained an independent consultant, Towers Perrin, to advise us with respect to benchmarking our current compensation package against comparable competitors, the allocation of compensation among base, bonus and equity compensation and the establishment of appropriate standards for performance based compensation. We worked with Towers Perrin during 2007 on the implementation of compensation policies based on the information derived from that benchmarking. In connection with that work, we established a peer group of similarly situated companies. We then measured our compensation against that peer group, initially targeted our compensation to be at the median range of the group.

Base Salaries. We want to provide our senior management with a level of assured cash compensation in the form of base salary that facilitates an appropriate lifestyle given their professional status and accomplishments. In 2006, we had established base salaries for our executive officers as follows: chief executive officer $350,000, chief operating officer $250,000, chief financial officer $190,000, vice president sales $250,000, and chief technology officer $200,000. These ranges were not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience.

For 2007, we reviewed the compensation of our executive officers against our peer group and determined to make certain adjustments in line with our median benchmarking, including the following increases in base salary: chief executive officer compensation to $375,000, chief operating officer $260,000, and chief financial officer $218,000. In November 2007, Marv Tseu resigned as our chief executive officer. Mike Kwon was re-appointed as our chief executive officer on an interim basis at base salary at $200,000 per annum.

Incentive Compensation. Our practice is to award cash bonuses based upon performance objectives. We maintain an Executive Bonus Plan which provides our certain executive officers and non-executive officers the ability to earn cash bonuses based on the achievement of performance targets. For 2007 the Executive Bonus Plan provided our chief executive officer with the ability to earn bonuses up to 70% of his or her base salary, and other executive and non-executive offices the ability to earn bonuses in an amount up to 45% their base salary. The percentage of base salary for the Executive Bonus Plan and the performance targets are set annually by the Compensation Committee, based on the performance targets are recommended by management.

For 2007, the performance targets were based on achieving revenue and operating income targets. The performance targets were established on a “dual trigger” basis where both the minimum revenue and minimum operating income target must be met for any bonus to be payable. One-half of the incentive compensation was payable in connection with the revenue target and the other half was payable on attaining the operating income target. The revenue target for 2007 was $135 million, with a portion of the revenue bonus payable on achievement of 80% of that target, or $108 million in revenues. The operating income target was to have positive operating income (after giving effect to any bonus payment). Neither the revenue target nor the operating income target was reached for 2007, and no bonuses were paid under the Executive Bonus Plan in 2007.

Equity Compensation. Historically, the primary form of equity compensation that we awarded consisted of non-qualified stock options. We selected this form because of the favorable accounting and tax treatments and the near universal expectation by employees in our industry that they would receive stock options. However, beginning in 2006 the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options less attractive. As a result, we are evaluating our continued use of stock options versus alternative equity compensation.

Our historical practice has been to grant executive officers stock options in connection with their initial hiring. The amount of these options was determined on the basis of one on one negotiations with the executive officers. In 2006, we granted additional options to some of our executive officers. In making that award we considered the pricing of their vested options, and the economic incentive represented by those options. We expect to continue to use equity compensation, both share grants and equity grants as part of our overall compensation plan.

The Compensation Committee generally tries to meet quarterly on the third business day following the Company’s earning release for the prior period. Options are generally granted and priced on the meeting date. This timing is intended to ensure that current information is available and reflected in the market price for our common stock. We did not authorize any new equity grants to executive officers in 2007. The Compensation Committee elected to defer review the equity compensation component until its review of 2008 compensation.

Severance Benefits. We are generally an at will employer, but have negotiated severance benefits with certain of our executive officers on a case by case basis in connection with their employment agreements. Specific severance benefits granted to our named executive officers are discussed, in connection with their employment agreements below.

Retirement Plans. Axesstel has never maintained a defined benefit pension plan. Axesstel maintains a 401(k) plan. Axesstel has the right to make contributions to the 401(k) plan, but has not done so to date, and has no immediate intention of making contributions.

Perquisites and Other Benefits. The primary perquisite provided to our executive officers is an automobile allowance. Our Founder and Honorary Chairman was provided with an interest in life insurance policies that have been purchased and maintained by the Company. The amounts of these benefits are included in the Summary Compensation Table. In addition, our executive officers participate in Axesstel’s other benefit plans, including medical, dental and long term disability insurance, on the same terms as other employees.

Board Process. The Compensation Committee of the Board of Directors has been delegated the authority to approve all compensation and awards to executive officers. The Compensation Committee generally meets at least quarterly to review issues related to performance and compensation for new and existing officers. The Compensation Committee also, on its own initiative reviews the performance and compensation of the Company’s executive officers following discussions with those individuals and, where it deems appropriate. The Compensation Committee has the authority to retain independent consulting services to assist it in benchmarking the Company’s compensation levels against the marketplace and in developing the Company’s base and performance compensation targets in accordance with the Company’s general compensation philosophy and goals. With respect to equity compensation awarded to the executive officer and others, the Compensation Committee acts as the administrator under the Company’s 2004 Equity Incentive Plan and has the authority under the plan to grant restricted stock or stock options. Generally equity grants are based upon the recommendation of the chief executive officer, with the Compensation Committee retaining ultimate authority to accept, reject or modify the chief executive officer’s recommendation.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION*

The Compensation Committee of our Board of Directors is comprised of independent non-employee directors and operates pursuant to a written charter. A copy of the charter can be viewed by visiting Axesstel’s website at www.axesstel.com and clicking on “Investor Relations” and then on “Corporate Governance.” The Compensation Committee is responsible for setting and overseeing the administration of the policies governing annual compensation of Axesstel’s executive officers. The Compensation Committee reviews the performance and compensation levels for executive officers, including our chief executive officer, and sets salary levels.

The Compensation Committee has reviewed and discussed with Axesstel’s management the “Compensation Discussion and Analysis” included earlier in this proxy statement. Based upon that review and analysis, the Compensation Committee recommended to the Board that Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board

COMPENSATION COMMITTEE

Bryan B. Min (Chair)

Jai Bhagat

Osmo Hautanen

*	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned by, or paid to our named executive officers during the fiscal year ended December 31, 2007. Individuals we refer to as our “named executive officers” include our chief executive officer (and any individual serving in that capacity during the last fiscal year), our chief financial officer and the four other most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (6) ($)	Stock Awards (7) ($)	Option Awards (8) ($)	Non-Equity Incentive Plan Compensation (9) ($)	All Other Compensation (10) ($)	Total ($)
H. Clark Hickock(1)	2007	255,833	—	15,500	30,100	—	12,000	313,433
Chief Executive Officer	2006	250,000	—	11,500	2,201	45,461	12,000	321,162

Mike H.P. Kwon(2)	2007	334,358	—	—	—	—	13,410	347,768
Former Chief Executive Officer	2006	312,760	—	—	—	—	574,050	886,810

Marvin Tseu(3)	2007	337,791	—	—	294,000	—	297,750	929,541
Former Chief Executive Officer	2006	218,750	50,000	—	100,613	151,538	10,500	531,401

Patrick Gray	2007	206,329	—	—	30,100		12,000	248,429
Chief Financial Officer	2006	190,000	—	—	2,201	34,551	12,000	238,752

Stephen Sek(4)	2007	200,000	—	—	82,500	—	12,000	294,500
Chief Technology Officer	2006	39,487	—	—	12,120	—	3,000	54,607

Murray Kawchuk(5)	2007	124,529	—	—	—	—	8,473	133,002
Former Sr. VP of Sales & Corp. Marketing	2006	49,359	50,000	—	21,547	62,500	3,450	186,856

(1)	Mr. Hickock was appointed as our chief executive officer on March 13, 2008. Previously, he was our chief operating officer, a position he held since April 2005.
(2)	Mr. Kwon was our chief executive officer from November 20, 2007 to March 13, 2008. He previously held the same office during our 2006 fiscal year until May 16, 2006.
(3)	Mr. Tseu was our chief executive officer from May 16, 2006 to November 20, 2007.
(4)	Mr. Sek commenced employment in October 2006.
(5)	Mr. Kawchuk commenced employment in October 2006 and resigned May 15, 2007.
(6)	Mr. Tseu and Mr. Kawchuk received $50,000 signing bonuses.
(7)	Stock award valued based on the fair value of the grant based of the closing market price on the day of grant per SFAS 123R. There can be no assurance that the FAS 123R amounts will ever be realized.
(8)	Stock options awards valued based on the estimated fair value on the date of grant using the Black-Scholes option valuation model per SFAS 123R. There can be no assurance that the FAS 123R amounts will ever be realized.
(9)	Non-equity incentive plan compensation payment per the Executive Management Compensation Plan.
(10)	Amounts in this column include the following: for Mr. Hickock: automobile allowance of $12,000; for Mr. Kwon: 2008: automobile allowance of $13,410; 2007: separation and general release agreement of $540,000, automobile allowance of $17,880, and life insurance coverage of $16,170; for Mr. Tseu: 2008: separation and general release agreement of $281,250, and automobile allowance of $16,500; 2007: automobile allowance of $10,500; for Mr. Gray: automobile allowance of $12,000; for Mr. Sek: automobile allowance of $12,000 and $3,000.

Grants of Plan Based Awards

The following table sets forth certain information with respect to grants of plan based awards to the individuals named in the Summary Compensation Table during the fiscal year ended December 31, 2007.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)
H. Clark Hickock	5/23/07	—	—	—	10,000	—	$1.55	$15,500
Mike H.P. Kwon	—	—	—	—	—	—	—	—
Marvin Tseu	—	—	—	—	—	—	—	—
Patrick Gray	—	—	—	—	—	—	—	—
Stephen Sek	—	—	—	—	—	—	—	—
Murray Kawchuk	—	—	—	—	—	—	—	—

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Marvin Tseu	350,000	—	—	$1.16	5/16/2016	—	$—	$—	$—

Mike H.P. Kwon	65,974	—	—	$0.07	5/1/2012	—	$—	$—	$—
	104,500	—	—	$0.60	9/16/2012	—	$—	$—	$—
	300,000	—	—	$3.41	6/16/2015	—	$—	$—	$—

H. Clark Hickock	270,000	—	—	$3.35	4/28/2015	—	$—	$—	$—
	23,333	46,667	—	$1.99	11/13/2016	—	$—	$—	$—

Patrick Gray	50,000	—	—	$2.25	3/15/2014	—	$—	$—	$—
	50,000	—	—	$3.25	12/31/2014	—	$—	$—	$—
	23,333	46,667	—	$1.99	11/13/2016	—	$—	$—	$—

Stephen Sek	75,000	150,000	—	$1.70	10/20/2016	—	$—	$—	$—

2007 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. Clark Hickock	—	—	10,000	$15,500
Mike H.P. Kwon	—	—	—	—
Marvin Tseu	—	—	—	—
Patrick Gray	—	—	—	—
Murray Kawchuk	—	—	—	—
Stephen Sek	—	—	—	—

DIRECTOR COMPENSATION

Cash. Each of our non-employee directors is compensated $7,500 per calendar quarter for their service on the board. Any non-employee director serving as chairman of our board of directors is paid an additional $3,750 per calendar quarter Non-employee directors are also compensated for service on board committees at that rate of $1,250 per calendar quarter ($1,875 per calendar quarter in the case of the audit committee). In addition, any director serving as chair of a board committee is paid an additional $1,250 per calendar quarter ($1,875 per calendar quarter in the case of the audit committee chair). It is also our policy to reimburse our directors for their reasonable out-of-pocket expenditures.

Equity. Prior to 2007, we had a policy of granting directors 45,000 shares of restricted stock when they joined the board, with one-third of such shares vesting immediately and then annually on the director’s first and second anniversary of service. This compensation policy was consistent with our board structure at the time, which provided for a classified board with members serving for three year terms. In 2007, we eliminated the classified board, and determined to review equity compensation for directors on an annual basis. In 2007 two of our outside directors, Messrs. Bhagat and Yang, had served on the Board for more than three years. Accordingly, we determined to grant to each of them additional equity compensation for their continued service in the form of 10,000 shares of restricted common stock. Other equity awards to non-employee directors that were paid in 2007 were the result of vesting of a portion of the initial 45,000 shares of common stock granted when they commenced service on the board.

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marvin Tseu	—	—	—	—	—	—	—
Mike H.P. Kwon	—	—	—	—	—	—	—
Bryan Min	65,625	27,000	—	—	—	—	92,625
Jai Bhagat	49,375	15,500	—	—	—	—	64,875
Osmo A. Hautanen	46,875	10,350	—	—	—	—	57,225
Seung Taik Yang	33,750	15,500	—	—	—	—	49,250
Åke Persson(2)	45,000	—	—	—	—	—	45,000

(1)	Stock award valued based on the fair value of the stock award based of the closing market price on the day of grant per SFAS 123R. There can be no assurance that the FAS 123R amounts will ever be realized.
(2)	Mr. Persson served as a director until his resignation on May 30, 2007.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

AND CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT CONTRACTS

H. Clark Hickock.

We entered into a letter agreement dated April 27, 2005 with Mr. H. Clark Hickock pursuant to which Mr. Hickock joined us as an employee in April 2005, and assumed full duties as our chief operating officer in May 2005. The agreement provided for a base salary of $250,000 and the grant of options to purchase 270,000 shares of our common stock and a restricted stock award of 30,000 shares of our common of which 10,000 shares were granted on May 23, 2005, May 23, 2006 and May 23, 2007.

On March 13, 2008, we appointed Mr. Hickock as our chief executive officer and enter into an employment agreement with him which superseded and replaced the letter agreement dated April 27, 2005. Under the terms of his new employment agreement, Mr. Hickock will receive (i) an annual base salary of $330,000 and (ii) a performance bonus opportunity targeted at $231,000 annually. Mr. Hickock will also be eligible to participate in our employee benefit programs. Mr. Hickock will also receive a car allowance of $1,500 per month and we agreed to pay all premiums on an existing $1 million life insurance policy owned by Mr. Hickock. In addition, if we terminate his employment without cause, we agreed to make a lump-sum payment equal to 12 months of Mr. Hickock’s annual base salary at the level in place at the time of termination (less appropriate employment tax withholdings) and accelerate the vesting of all stock options issued to Mr. Hickock that are outstanding as of March 13, 2008. No severance benefit will be paid if Mr. Hickock resigns or if his employment is terminated for cause.

Mike H.P. Kwon.

On November 21, 2007, we appointed Mr. Kwon as our chief executive officer and entered into an employment agreement with him pursuant to which he was entitled to receive an annual base salary of $200,000 and a performance bonus opportunity to be awarded in the discretion of our board of directors. In connection with this employment agreement, Mr. Kwon agreed to defer receipt of $270,000 then due from us under the terms of a prior separation agreement with Mr. Kwon, until the first quarter of 2008. The amounts due under the prior separation agreement were repaid in the first quarter of 2008.

On March 13, 2008, Mr. Kwon resigned as our chief executive officer and we entered into a separation and general release agreement with him pursuant to which his November 21, 2007 employment agreement was terminated. Under the separation and general release agreement and in exchange for a general release of claims, we assigned an insurance policy (the current premium for which we already paid) to Mr. Kwon and Mr. Kwon assumed all obligations under that policy, including the obligation to pay future premiums. In addition, we agreed to consent to an assignment of a key-man life insurance policy to Mr. Kwon that we maintained and under which we are identified as the beneficiary.

Marvin Tseu.

On May 16, 2006, we entered into an employment agreement with Mr. Tseu pursuant to which he was employed as our chief executive officer. The agreement provided for (i) a sign-on bonus of $50,000; (ii) an annual base salary of $350,000; and (iii) a performance bonus opportunity targeted at $250,000 annually. Mr. Tseu was also granted, effective May 16, 2006, an option to purchase 700,000 shares of our common stock at an exercise price equal to $1.16 (the per-share closing price of our common stock on the date of grant), which were to vest as to one-third of the shares on the first anniversary of the grant and one-twelfth of the shares each quarter thereafter until the option is fully vested.

On November 20, 2007, we entered into a separation and general release agreement with Mr. Tseu and agreed to terminate his employment as our chief executive officer effective November 20, 2007 and which also terminated all rights and obligations under his May 16, 2006 employment agreement. Under the terms of the separation and general release agreement, in exchange for a general release of claims, we agreed to (i) pay him $281,250 (less applicable taxes), (ii) reimburse him for certain expenses and (iii) extend his right to exercise all outstanding and vested stock options until June 30, 2008.

Patrick Gray.

We entered into a letter agreement, dated as of February 11, 2004, with Mr. Gray under which Mr. Gray is employed as vice president, controller. The letter agreement originally provided for a base salary of $130,000 and the grant of an option to purchase 50,000 shares of our common stock. In December 2004, the compensation committee voted to increase Mr. Gray’s annual base salary to $165,000 as of December 31, 2004, and the committee granted to Mr. Gray an additional option to purchase 50,000 shares of our common stock. In December 2005, Mr. Gray assumed the position of senior vice president finance and corporate controller, and the compensation committee approved an increase of Mr. Gray’s annual base salary to $190,000 and payment of a monthly vehicle allowance of $1,000. In February 2007, Mr. Gray was appointed our chief financial officer and his base salary was increased to $218,000.

Murray Kawchuk.

On October 20, 2006, we entered into an employment agreement with Murray Kawchuk pursuant to which he became our senior vice president of sales and corporate marketing and received (i) a sign-on bonus of $50,000; (ii) an annual base salary of $250,000; (iii) a performance bonus opportunity targeted at $250,000 annually; (iv) a car allowance of $1,000 per month; and (v) reimbursement for certain membership dues. Mr. Kawchuk was also granted, effective October 20, 2006, an option to purchase 400,000 shares of our common stock at an exercise price equal to $1.70 (the per share closing price of our common stock on the date of grant), which vests as to one-third of the shares on the first anniversary of the grant and one-twelfth of the shares each quarter thereafter until the option is fully vested.

On May 2, 2007, we entered into a separation and general release agreement with Mr. Kawchuk and agreed to terminate his employment as our senior vice president of sales and corporate marketing effective May 15, 2007 and which also terminated all rights and obligations under his October 20, 2006 employment agreement. Under the terms of the separation and general release agreement, in exchange for a general release of claims, we agreed, beginning May 16, 2007, to pay him severance payments equal to his base salary, car and membership allowance through June 30, 2007.

Stephen Sek.

On October 20, 2006, we entered into an employment agreement with Stephen Sek pursuant to which he became our chief technology officer and entitled to receive (i) an annual base salary of $200,000; (ii) a car allowance of $1,000 per month; and (iii) a performance bonus opportunity targeted at $60,000 annually. Mr. Sek was also granted, effective October 20, 2006, an option to purchase 225,000 shares of our common stock at an exercise price equal to $1.70, which shall vest as to one-third of the shares on the first anniversary of the grant and one-twelfth of the shares each quarter thereafter until the option is fully vested, Mr. Sek is also eligible to participate in our employee benefit programs.

EQUITY INCENTIVE PLANS

As of December 31, 2007, we had an aggregate of 1,790,117 shares of common stock available for issuance under our stock incentive plans. The following is a description of our plans.

2004 EQUITY INCENTIVE PLAN

Our 2004 Equity Incentive Plan, which we refer to as our 2004 Equity Plan, was adopted by our board of directors in September 2004 and by our stockholders in November 2004. As of December 31, 2007, 460,300 restricted shares of common stock and options to purchase 1,972,500 shares of our common stock have been granted pursuant to our 2004 Equity Plan.

Share Reserve. Under our 2004 Equity Plan, we have initially reserved for issuance an aggregate of 1,200,000 shares. The Prior Plans discussed below are no longer available for new grants, and the initial share reserve under our 2004 Equity Plan is adjusted downward to the extent that shares are issued upon exercise of options under the prior plans. Up to a maximum of 11,593,842 shares, the number of shares subject to our 2004 Equity Plan will increase each year by the least of:

•	three percent of our then outstanding shares;

•	750,000 shares; or

•	a number of shares determined by our board of directors.

Administration. Our 2004 Equity Plan may be administered by our board of directors or a committee of our board of directors. In the case of awards intended to qualify as “performance-based-compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code, the committee will consist of two or more outside directors within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the power to implement an award transfer program, whereby awards may be transferred to a financial institution or other person or entity selected by the administrator, and an exchange program whereby outstanding awards are surrendered or cancelled in exchange for awards of the same type, which may have lower exercise prices and different terms. Our board of directors has delegated administration of our 2004 Equity Plan to our compensation committee.

Eligibility. Awards under our 2004 Equity Plan may be granted to any of our employees, directors or consultants or those of our affiliates.

Options. With respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.

Stock Awards. The administrator may determine the number of shares to be granted and impose whatever conditions to vesting it determines to be appropriate, including performance criteria. The criteria may be based on financial performance, personal performance evaluations and/or completion of service by the participant. The administrator will determine the level of achievement of performance criteria. Unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the participant’s service with us for any reason, including death or disability.

Stock Appreciation Rights. We may pay the appreciation either in cash, shares of our common stock with equivalent value, other property or some combination of the foregoing, as determined by the administrator.

Cash Awards. The administrator will establish the performance criteria and level of achievement versus these criteria, which will determine the target and the minimum and maximum amount payable under a cash award. The criteria may be based on financial performance and/or personal performance evaluations.

Adjustments upon Merger or Change in Control. Our 2004 Equity Plan provides that in the event of a merger with or into another corporation or a “change in control,” including the sale of all or substantially all of our assets, and certain other events, our board of directors (or a committee of our board of directors) may, in its discretion, provide for some or all of:

•	assumption or substitution of, or adjustment to, each outstanding award;

•	acceleration of the vesting of options and stock appreciation rights;

•	termination of any restrictions on stock awards or cash awards; or

•	cancellation of awards in exchange for a cash payment to the participant.

Amendment and Termination. The administrator has the authority to amend, alter or discontinue our 2004 Equity Plan, subject to the approval of the stockholders, but no amendment will impair the rights of any award, unless mutually agreed to between the participant and the administrator.

OTHER PLANS

Prior Plans

Prior to the adoption of our 2004 Equity Plan, our board of directors adopted three stock option plans reserving a total of 2,893,842 shares, which we refer to as the “Prior Plans.” The Prior Plans were adopted on September 16, 2002 (911,671 shares), March 5, 2003 (982,171 shares) and September 29, 2003 (1,000,000 shares). Options with respect to 917,024 shares are outstanding under the Prior Plans as of December 31, 2007. Each of these plans provides for the issuance of non-statutory stock options to our employees, directors and consultants, with an exercise price equal to the fair market value of our common stock on the date of grant. All options granted under the Prior Plans vested quarterly over three years. Our board of directors delegated authority to grant options under the Prior Plans to a special stock option committee consisting of one director, Mike H.P. Kwon. Mr. Kwon did not however have authority to grant options to himself. In late 2002 and early 2003, the stock option committee issued options for 164,000 shares to certain employees at a price below fair market value to satisfy promises made to such employees. These grants were subsequently ratified by our entire board of directors. No additional options may be granted under the Prior Plans.

Options and Warrants

In addition to the 2004 Equity Plan and the Prior Plans we had stand alone stock options and warrants granted to employees, directors and consultants for an aggregate of 86,233 shares as of December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table describes our equity compensation plans as of December 31, 2007:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by our stockholders	1,972,500		$2.49	1,790,117
Equity compensation plans not approved by our stockholders	1,416,558	(1)	$2.26	—

(1)	Includes (i) options to purchase 20,259 shares of common stock with a weighted average exercise price of $0.26 per share, all of which options were granted pursuant to the 2001 Stock Option Plan of our predecessor corporation assumed by us in connection with the Corporate Combination Agreement between our company (then known as Miracom Industries, Inc.) and our predecessor corporation; (ii) options to purchase 917,024 shares of common stock granted pursuant to our stock option plans established by our board of directors in September 2002, March 2003 and September 2003 with a weighted average exercise price of $2.07 per share; (iii) 413,301 shares of common stock subject to warrants issued to various consultants for services and various equity financings with a weighted average exercise price of $3.12 per share; and (iv) 65,974 shares of common stock subject to a warrant issued to Mike H.P. Kwon with an exercise price of $0.07 per share in 2002.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of March 31, 2008 by:

•	each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each executive officer listed in the Summary Compensation Table;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

The percentage of beneficial ownership is based on 23,228,982 shares outstanding on March 31, 2008. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 31, 2008 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address:(1)	Number of Shares Beneficially Owned	Percent of Class
Directors and Executive Officers:
Mike H.P. Kwon(2)	3,110,885	13.1%
H. Clark Hickock(3)	404,999	1.7%
Patrick Gray(4)	234,999	1.0%*
Jai Bhagat(5)	70,000	*
Osmo A. Hautanen	45,000	*
Bryan B. Min	172,300	*
Marvin Tseu(6)	360,000	1.5%
Seung Taik Yang(7)	70,000	*
Murray Kawchuk	0	*
Stephen Sek	112,500	*
All executive officers and directors as a group (10 persons)	4,580,683	18.6%
5% or Greater Stockholders:
Potomac Capital Management LLC(8) 825 Third Avenue, 33rd Floor New York, NY 10022	1,686,926	7.3%
Robeco Investment Management, Inc. (8) 909 Third Avenue, 32nd Floor New York, NY 10022	1,220,201	5.3%
Entities affiliated with ComVentures(9) 305 Lytton Avenue Palo Alto, CA 94301	3,817,105	16.4%

*	Less than one percent.
(1)	Except as otherwise indicated, the address for each beneficial owner is 6815 Flanders Drive, Suite 210, San Diego, California 92121.

(2)	Shares of common stock beneficially owned include 470,474 shares subject to options and warrants exercisable within 60 days of March 31, 2008. Mr. Kwon is our Founder and Honorary Chairman and served as a director and Chief Executive Officer from November 21, 2007 to March 13, 2008.
(3)	Shares of common stock beneficially owned include 304,999 shares subject to options exercisable within 60 days of March 31, 2008. Mr. Hickock is our Chief Operating Officer.
(4)	Shares of common stock beneficially owned include 134,999 shares subject to options exercisable within 60 days of March 31, 2008. Mr. Gray is our Chief Financial Officer.
(5)	Shares of common stock beneficially owned include 15,000 shares subject to options exercisable within 60 days of March 31, 2008. Mr. Bhagat is a director.
(6)	Shares of common stock beneficially owned include 350,000 shares subject to options exercisable within 60 days of March 31, 2008. Mr. Tseu is former Chief Executive Officer.
(7)	Shares of common stock beneficially owned include 15,000 shares subject to options exercisable within 60 days of March 31, 2008. Dr. Yang is a director.
(8)	Based solely upon Schedule 13D or 13G filings made with the SEC by Potomac Capital Management and Robeco Investment Management, Inc., on February 16, 2007 and February 8, 2008, respectively.
(9)	Includes 3,580,468 shares held by ComVentures V, L.P.; 221,987 shares held by ComVentures V-B CEO Fund, L.P.; and 14,650 shares held by ComVentures V Entrepreneurs’ Fund, L.P. ComVen V, LLC is the general partner of each of the foregoing entities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LOAN FROM MIKE H.P. KWON

On May 16, 2006, Mr. Kwon loaned us $346,950 pursuant to the terms of a promissory note. The principal balance under the note bears interest at a rate of prime plus one percent. All amounts outstanding under the note were due and payable on the earlier of the date Mr. Kwon’s employment with us is terminated or May 15, 2008. On November 20, 2007, Mr. Kwon agreed to extend receipt of $270,000 then due from us under the terms of the promissory note discussed above until the first quarter of 2008. The promissory note was paid in full in March 2008.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Our board of directors has approved a written policy for the review, approval or ratification of related person transactions. Under the Nominating and Governance Committee’s charter, that committee is responsible for considering conflicts of interest of board members and senior management, and, to the extent a conflict constitutes a related party transaction, the committee refers the matter to the Audit Committee for review and recommendation of what action is to be taken, if any, by our board of directors.

AGREEMENTS WITH OFFICERS AND DIRECTORS

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our securities, to file with the SEC reports of ownership of our securities and changes in reported ownership. Officers, directors and greater than ten percent stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transaction were reported, we believe that during the fiscal year ended December 31, 2007, our officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a).

PRINCIPAL ACCOUNTANT AUDIT FEES AND SERVICES FEES

We have selected Gumbiner Savett, Inc. as our independent registered public accounting firm for 2008. The Audit Committee of our board of directors intends to meet with the auditor in June 2008 to discuss the terms of the audit engagement for fiscal 2008. Gumbiner Savett was our principal accountant since September 2003 and was our principal accountant for the fiscal year ended December 31, 2007. Representatives from Gumbiner Savett have been invited to attend the annual meeting. If they attend, they will be provided the opportunity to make a statement if they desire to do so, and are expected to be available to answer appropriate questions.

The following table sets forth the aggregate fees billed for services from January 1, 2006 to December 31, 2006 by Gumbiner Savett:

Audit Fees	$242,895
Audit Related Fees	$—
Tax Fees	$53,355
All Other Fees	$30,475

Total	$326,725

The following table sets forth the aggregate fees billed for services from January 1, 2007 to December 31, 2007 by Gumbiner Savett:

Audit Fees	$244,105
Audit Related Fees	$—
Tax Fees	$—
All Other Fees	$5,275

Total	$249,380

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000 per engagement on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee of our board of directors is comprised entirely of independent directors who meet the independence requirements of the American Stock Exchange and the SEC. The Audit Committee oversees our financial reporting process on behalf of our board of directors. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Our independent auditors are responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles and auditing management’s assessment of the effectiveness of internal control over financial reporting.

In performing its responsibilities, the Audit Committee has reviewed and discussed, with our management and the independent auditors, the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007. The Audit Committee has also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards 61, “Communications with Audit Committees.”

Pursuant to Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” the Audit Committee received the written disclosures and letter from the independent auditors, and discussed with the auditors their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the Audit Committee of the Board of Directors

AUDIT COMMITTEE

Jai Bhagat (Chair)

Osmo Hautanen

Bryan B. Min

*	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the annual meeting may request reasonable assistance or accommodation from us by contacting our Corporate Secretary at Axesstel, Inc., 6815 Flanders Drive, Suite 210, San Diego, California 92121 or at (858) 625-2100. To provide us sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by May 4, 2008.

Whether you intend to be present at the annual meeting or not, we urge you to return your signed proxy card promptly.

By Order of the Board of Directors

Patrick Gray
Chief Financial Officer and Secretary

May 1, 2008

AXESSTEL, INC.

THIS PROXY RELATES TO AN ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD

June 5, 2008

The undersigned hereby appoints H. CLARK HICKOCK and Patrick Gray or either of them, with full power of substitution, as attorneys and proxies to vote all shares of Common Stock of Axesstel, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of AXESSTEL, INC. (the “Company”) to be held at 10:00 a.m. (local time) at the offices of the Company, located at 6815 Flanders Drive, Suite 210, San Diego, CA 92121, on June 5, 2008 and any postponements, continuations and adjournments thereof, with all powers which the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN

ACCORDANCE THEREWITH.

THERE ARE TWO WAYS TO VOTE YOUR PROXY:

1. VOTE BY INTERNET

Voting by Internet is fast, convenient and your vote is immediately confirmed and posted. Follow these four easy steps:

Read the accompanying Proxy Statement and this Proxy Form

Go the website www.transferonline.com

Enter your Voter Authorization Code located on the Proxy Form above your name

Follow the instructions provided

2. VOTE BY MAIL

Mark, sign and date your Proxy Form and return it in the postage-paid envelope we have provided or return it to Axesstel, Inc., c/o Transfer Online, Inc., 317 Alder, 2nd Floor, Portland, OR 97204.

If you vote by Internet, please do not mail your Proxy Form.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTORS LISTED BELOW

PROPOSAL 1: To elect the below-named five nominees as unclassified directors to serve until Axesstel’s 2009 annual meeting of stockholders.

FOR all nominees listed below (except as WITHHOLD AUTHORITY to vote for all marked to the contrary below). nominees listed below.

Nominees: Bryan B. Min, Jai Bhagat, Osmo A. Hautanen H. Clark Hickkock and Dr. Seung Taik Yang To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

(Continued and to be signed on the other side)

(Continued from other side)

DATED: , 2008 Signature Print Name IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN

Signature

Print Name

(Please date and sign exactly as name or names appear on your stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full the corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person. IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN.) I will be attending the meeting